UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2010

Apricus Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6330 Nancy Ridge Drive, Suite 103, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 222-8041

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2010, Vivian H. Liu agreed that she would resign from her position as Executive Vice President of Apricus Biosciences, Inc. (the “Company”) and as a member of the Company’s Board of Directors, effective as of December 31, 2010 (the “Separation Date”).

In connection with Ms. Liu’s resignation, the Company entered into a separation agreement (the “Separation Agreement”) with Ms. Liu, pursuant to which, subject to her non-revocation of a general release of claims, Ms. Liu is entitled to receive common stock of the Company with a value of $165,000 (valued at the fair market value of the stock one business day prior to it being so provided).  Additionally, the Company will pay to Ms. Liu all compensation owed through the Separation Date under that certain Amended and Restated Employment Agreement by and between the Company and Ms. Liu, dated as of December 14, 2009 (the “Prior Agreement”).  The compensation payable under the Prior Agreement includes an “Incentive Bonus” (as defined in the Prior Agreement) of $50,000 payable in cash, plus 7,540 shares of Company common stock, and stock grants that were due on December 14, 2010, but which will be delivered on the Separation Date.  All of Ms. Liu’s outstanding but unvested equity awards granted pursuant to Sections 3(c) and 3(d) of the Prior Agreement, including the awards that were due on December 14, 2010 under the Prior Agreement, will vest immediately upon the expiration of Ms. Liu’s seven-day revocation period set forth in the Separation Agreement.

The above description is qualified in its entirely by reference to the Separation Agreement, a copy of which is filed as Exhibit 10.1 to this report.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.                      Description

10.1	Separation Agreement by and between the Company and Vivian H. Liu, dated December 16, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apricus Biosciences, Inc.

By:	/s/ Mark Westgate
Name: Mark Westgate
Title: Vice President and Chief Financial Officer

Date: December 22, 2010

Exhibit Index

Exhibit No.                      Description

10.1	Separation Agreement by and between the Company and Vivian H. Liu, dated December 16, 2010